Exhibit 99.1

Company Contact	Media Contact:
Marcy Graham	Sarah Thailing
Executive Director, Investor Relations	Principal
Genoptix, Inc.	Wordanista
800-881-3100	619-255-7337
investorrelations@genoptix.com	sarah@wordanista.com
www.genoptix.com

Genoptix Announces Agreement to be Acquired by Novartis

SAN DIEGO, CA – January 24, 2011 – Genoptix, Inc. (NASDAQ:GXDX) announced today that it has entered into a definitive merger agreement to be acquired by Novartis. Under the terms of the merger agreement, Novartis will commence an all cash tender offer for all outstanding shares of common stock of Genoptix at USD$25.00 per share. The transaction implies, on a fully-diluted basis, a total equity value of approximately USD$470 million and an enterprise value of USD$330 million.

The $25.00 per share cash offer price represents a premium of 39% over Genoptix’ unaffected closing share price of $17.98 on December 13, 2010 and a 27% premium over the closing price of USD$19.76 on January 21, 2011.

Genoptix’ Chief Executive Officer, Tina S. Nova, Ph.D., stated, “We believe this transaction provides substantial value and liquidity to our stockholders. We are excited about becoming part of the Novartis Molecular Diagnostics (MDx) unit and continuing to enhance the value that we bring to our core community oncologist customers. We share Novartis’ strong commitment to transforming patient care, improving health outcomes for patients and enhancing the suite of diagnostic tools for our physician customers.”

Genoptix’ board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Genoptix and its stockholders, and recommends that Genoptix’ stockholders tender their shares and adopt the merger agreement.

Each of Genoptix’ directors and executive officers has agreed to tender their shares in the offer.

The transaction is conditioned upon the tender of at least a majority of the shares of Genoptix in the tender offer, receipt of regulatory approvals and other customary closing conditions. The transaction is expected to close within the first half of 2011.

The terms and conditions of the tender offer will be described in the tender offer documents, which will be filed with the U.S. Securities and Exchange Commission (“SEC”).

Barclays Capital is serving as financial advisor to Genoptix and Cooley LLP is serving as Genoptix’ legal advisor.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Genoptix. The tender offer for shares of Genoptix described in this press release has not yet been commenced. The offer to buy shares of Genoptix common stock will be made only pursuant to the offer to purchase and related materials that Novartis will file on Schedule TO with the SEC. At the same time, Genoptix will file its recommendation of the tender offer on Schedule 14D-9 with the SEC. Genoptix stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. These materials and any other documents filed by Novartis or Genoptix with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov and by contacting Genoptix Investor Relations at 800-881-3100. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on Genoptix’ website at www.Genoptix.com. Investors and security holders are urged to read the Schedule TO, as amended from time to time, and the Schedule 14D-9, as amended from time to time, and the other relevant materials before making any investment decision with respect to the tender offer.

Statements in this press release that relate to future results and events are forward-looking statements based on Genoptix’ current expectations regarding the tender offer and transactions contemplated by the merger agreement. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Genoptix may not satisfy one or more closing conditions; that the merger agreement may be terminated; and the impact of the current economic environment, fluctuations in operating results, market acceptance of Genoptix’ services, and other risks that are described in Genoptix’ Annual Report on Form 10-K for the year ended December 31, 2009, in its most recent Quarterly Report of Form 10-Q and in its subsequently filed SEC reports. Genoptix undertakes no obligation to update these forward-looking statements except to the extent otherwise required by law.

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